Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-223052 and 333-226146) of Marriott International, Inc. of our report dated June 25, 2018 relating to the 2017 financial statements and schedule of Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust as of December 31, 2017 and 2016 and for the year ended December 31, 2017, which are included in the 2017 Form 11-K of Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust.
/s/ CohnReznick LLP
Bethesda, Maryland
June 25, 2018